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EXHIBIT 3.6

Resolutions Adopted by the Board of Directors
of
InFocus Corporation

Adopted: April 19, 2002

        RESOLVED, that the Company's 1997 Restated Bylaws, as amended (the "Bylaws") are hereby amended as follows:

1.
The words "including Co-Chairs of the Board" in the second sentence of Section 4, are hereby amended to read "including a Chair of the Board";

2.
Section 4.6 shall be deleted in its entirety and replaced with the following:

  "4.6    Chair of the Board.    If appointed, the Chair of the Board shall perform such duties as shall be assigned to him or her by the Board from time to time and shall preside over meetings of the Board and shareholders unless another Officer is appointed or designated by the Board as Chair of such meeting."

3.
All references to "Co-Chairs of the Board" throughout the Bylaws shall be amended to "Chair of the Board."

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  EXHIBIT 3.6
Resolutions Adopted by the Board of Directors of InFocus Corporation